Exhibit 5.0

LAW OFFICES

Silver, Freedman & Taff, L.L.P.

A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

3299 K Street, N.W., SUITE 100

WASHINGTON, D.C. 20007

PHONE: (202) 295-4500

FAX: (202) 337-5502 or (202) 337-5503

WWW.SFTLAW.COM

March 26, 2012

VIA EDGAR

Sound Financial Bancorp, Inc.
2005 5th Avenue, Suite 200
Seattle, Washington  98121

Ladies and Gentlemen:

We have acted as special counsel to Sound Financial Bancorp, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of shares of the Company’s common stock, par value $0.01 per share (the “Shares”), as described in the Company’s Registration Statement on Form S-1 (the “Registration Statement”).  The Registration Statement relates to shares (the “Offering Shares”) that may be issued in a subscription offering, community offering and syndicated community offering and shares (the “Exchange Shares”) that may be issued in exchange for outstanding shares of common stock, par value $0.01 per share, of Sound Financial, Inc., a federal corporation.  In this regard, we have examined the Company’s Articles of Incorporation and Bylaws, the Registration Statement, the Plan of Conversion and Reorganization, resolutions of the Board of Directors of the Company, and such other documents and matters of law as we deemed appropriate for the purpose of this opinion.

This opinion is limited solely to the Maryland General Corporation Law, including applicable provisions of the Constitution of Maryland and the reported judicial decisions interpreting such law.

For purposes of this opinion, we have assumed that, prior to the issuance of any shares, the Registration Statement, as finally amended, will have become effective under the Act and that the mergers contemplated by the Plan of Conversion and Reorganization will have become effective.

Based upon and subject to the foregoing, it is our opinion that:

(i)  the Offering Shares, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable; and

(ii)  when the Company issues and delivers the Exchange Shares in accordance with the terms of the Plan of Conversion and Reorganization, the Exchange Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to Sound Community MHC’s Application on Form AC filed with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board Application”), and to the reference to our firm under the heading “Legal and Tax Opinions” in the prospectus which is part of the Registration

Sound Financial Bancorp, Inc.

March 26, 2012

Statement as such may be amended or supplemented, or incorporated by reference in any Registration Statement covering additional shares of Common Stock to be issued or sold under the Plan of Conversion and Reorganization that is filed pursuant to Rule 462(b) of the Act, and to the reference to our firm in the Federal Reserve Board Application.  In giving such consent, we do not hereby admit that we are experts or are otherwise within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

We assume no obligation to advise you of any event that may hereafter be brought to our attention that may affect any statement made in the foregoing paragraph after the declaration of effectiveness of the Registration Statement.

Very truly yours,

/s/ Silver, Freedman & Taff, L.L.P.

SILVER, FREEDMAN & TAFF, L.L.P.